Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc	July 30, 2009
Unaudited Second Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS

Indianapolis, Indiana, July 30, 2009—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced net income for the quarter of $14.1 million or $.96 per share.  The second best quarter in the company’s history for net income, this compares to $.41 per share in net income for the year earlier period and $.37 per share for the first quarter of 2009.  Operating income, defined as net income before investment gains and losses, was $6 million for the quarter or $.41 per share as compared to $.54 per share for the second quarter of 2008.  Investment gains, aided by recovering equity markets during the quarter, added $.55 per share to this quarter’s net income and compares to investment losses of $.13 per share in the second quarter of 2008 and $.05 per share in the first quarter of this year.

For the first six months of 2009, net income of $19.6 million or $1.33 per share, compares to $1.7 million or $.11 per share, in the 2008 period. Operating income for the comparable periods was almost identical, with $.83 per share in 2009 compared to $.82 per share in 2008, with the improvement in net income attributable to the significantly more favorable investment results during the current year.

Premiums written by the Company’s insurance subsidiaries for the current quarter remained flat overall when compared to the prior year and increased 3% for the six months, reflecting higher premiums from property reinsurance, private passenger automobile and new products which have offset premium declines from the Company’s fleet transportation business which continues to experience highly competitive market conditions combined with the economic downturn which has reduced revenues and miles driven by our insureds.

Net premium earned decreased by 12% to $41.0 million for the second quarter of 2009.  For the six months, earned premium decreased by 7.0% to $85.2 million.  The changes in net premium earned, compared to premium written, reflect the increased utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 89.6%, producing an underwriting gain of $4.2 million, compared to last year’s underwriting gain of $6.5 million on a quarterly consolidated combined ratio of 86.2%.  For the six months, the consolidated combined ratio was 89.3%, producing underwriting profits of $9.1 million, compared to last year’s combined ratio of 92.2% and underwriting profits of $7.1 million.

Pre-tax investment income decreased 17% for the current year second quarter, while net investment income, after tax, decreased 16%.  For the six months, pre-tax and after tax investment income were down 20% and 18%, respectively.  The 2009 periods reflect dramatically lower available interest rates, particularly for short-term investments, and lower average invested assets.

Shareholders’ equity increased $20.2 million in the second quarter, including a $9.2 million increase in unrealized gains as the financial markets began to make a recovery.  Book value increased $1.37 per share as a result of the higher earnings and changes in unrealized gains.  For the six months, shareholders’ equity increased $15.8 million or $1.15 per share and book value at June 30, 2009 was $23.47 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, July 30, 2009 at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2009.

To participate via teleconference, investors may dial 888-215-6918 (U.S./Canada) or 913-312-1301 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 6, 2009 by calling 888-203-1112 or 719-457-0820 and referencing passcode 4704906.

The conference call will also be webcast.  Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com.   To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until July 30, 2010.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Operating revenue	$46,076	$52,210	$95,068	$102,798
Net investment gains (losses)	12,494	(2,960)	11,262	(16,535)
Total revenue	$58,570	$49,250	$106,330	$86,263

Operating income	$6,004	$8,231	$12,246	$12,447
Net investment gains (losses),
net of federal income taxes	8,121	(1,924)	7,320	(10,748)
Net income	$14,125	$6,307	$19,566	$1,699

Per share data - diluted:
Average number of shares	14,733	15,189	14,750	15,215

Operating income	$.41	$.54	$.83	$.82
Net investment gains (losses)	.55	(.13)	.50	(.71)
Net income	$.96	$.41	$1.33	$.11

Dividends paid to shareholders	$.25	$.25	$.50	$.50

Annualized return on average
shareholders' equity:
Operating income	7.6%	9.8%	7.7%	7.4%

Net income	17.8%	7.5%	12.4%	1.0%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	89.6%	86.2%	89.3%	92.2%
Including fee income	88.2%	84.9%	87.9%	90.7%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.